EXHIBIT 13D

FORM OF
PURCHASE AGREEMENT


	BT Insurance Funds Trust (the "Trust"), a Massachusetts business trust, and First Data Investor Services Group, Inc.
(First Data), hereby agree as follows:


	1.	The Trust hereby offers First Data and First Data
hereby agrees to purchase 1 share (the "Share") at $10.00 per share of the Trust's U.S. Bond Index Fund (the Portfolio), with a par value of $.001 per share. The Share is the "initial share" of the Portfolio. First Data hereby acknowledges receipt of a purchase confirmation reflecting the purchase of 1 Share, and the Trust hereby acknowledges receipt from First Data of funds in the amount of $10.00 in full payment for the Share.


	2.	First Data represents and warrants to the Trust that
the Share is being acquired for investment purposes and not for the purpose of distribution.


	3.	First Data agrees that if it or any direct or indirect
transferee of a Share redeems the Share prior to the fifth anniversary of the date that the Portfolio begins its investment activities, the redemption proceeds payable to First Data or such transferee will be reduced by an amount equal to the number resulting from multiplying the Portfolio's total unamortized costs by a fraction, the numerator of which is equal to the Share redeemed by First Data or such transferee and the denominator of which is equal to the number of shares of the Portfolio outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.


	4.	The Trust represents that a copy of its Declaration of
Trust is on file at the Secretary of State's Office.


	5.	This Agreement has been executed on behalf of the
Trust by the undersigned officer of the Trust in his capacity as an officer of the Trust. The obligations of this Agreement shall be binding only upon the assets and property of the Portfolio and not upon the assets and property of any other portfolio of the Trust and shall not be binding upon any Director, officer or shareholder of the Portfolio or the Trust individually.


	6.	This agreement shall be governed by, and construed and
interpreted in accordance with, the laws of The Commonwealth of Massachusetts.




	IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the _______ day of ________, 1997.




Attest:	BT INSURANCE FUNDS TRUST


		By:
		Name:
		Title:



Attest:		FIRST DATA INVESTOR SERVICES 			GROUP,
INC.


		By:
		Name:
		Title: